Exhibit 99.1

News Release

For Immediate Release

Philip W. Cyburt Named CEO of GenCorp’s Real
Estate Unit

SACRAMENTO, Calif. — April 12, 2005 — GenCorp Inc. (NYSE: GY) today announced that Philip Cyburt has joined the Company as chief executive officer of the Company’s Real Estate unit. William Purdy, president — Real Estate will report to Mr. Cyburt.

Currently the managing director of Cyburt Hall Partners, a real estate investment firm he founded in 2003, Mr. Cyburt brings extensive experience to GenCorp. Formerly the president of Boeing Realty Corporation (BRC), a wholly-owned subsidiary of The Boeing Company, Mr. Cyburt managed all aspects of Boeing’s world-wide real estate portfolio consisting of 125 million square feet in 26 states and 63 countries. While with BRC, Mr. Cyburt spearheaded a strategy to maximize the value of Boeing’s excess real estate for its shareholders, employees and communities. He is credited with transforming BRC into one of the industry’s preeminent real estate companies by integrating institutional investment practices with an innovative real estate strategy. Mr. Cyburt joined BRC in 1997 from McDonnell Douglas Corporation, where he had been head of real estate since 1990, as part of the merger with Boeing. He has also served as development director for Tishman Realty & Construction and as a commercial real estate broker with Lee & Associates, both based in Los Angeles.

“Phil will be an important addition to the Company as we build our real estate business,” said Terry Hall, chairman, president and chief executive officer of GenCorp. “The leadership, organizational skills, strategic and business planning expertise, and financial acumen Phil demonstrated at Boeing are especially applicable as we execute our real estate strategy.”

“With its extensive real estate holdings and development plans in California, GenCorp has the unique opportunity to leverage its existing assets to create a long term real estate business,” said Mr. Cyburt. “I am excited by the opportunity to work for GenCorp and lead a real estate organization that will be a competitive player in the industry by capitalizing on its current large scale development projects and building off that platform to identify future investment opportunities.”

Mr. Cyburt will report to Terry Hall and will split his time between GenCorp’s real estate activities while continuing his involvement with Cyburt Hall Partners.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650